Exhibit 10.59

TOWER INTERNATIONAL

17672 Laurel Park Drive N

Suite 400E

Livonia, MI 48152

December 19, 2011

Mr. Miljko Rajkovic

COO

Tower International, Inc.

Dear Mike:

Reference is hereby made to the Employment Agreement, as amended, between Tower Automotive Operations USA I, LLC (the “Company”) and you dated as of August 16, 2007, as extended by letter agreements dated as of June 18, 2009 and June 4, 2010 (as so extended, the “Employment Agreement”). Capitalized terms used in this letter agreement and not specifically defined in this letter agreement shall have the meanings set forth in the Employment Agreement. The principal purpose of this letter agreement is to memorialize the extension of the employment relationship under the Employment Agreement (as contemplated by Section 2 of the Employment Agreement).

Subject to your acceptance of the terms set forth in this letter (by signing the enclosed copy of this letter and returning it to the undersigned within the time frame provided):

1.           Extension Notice. This letter shall serve as the Company’s written notice to you of its intention to extend the Term of the Employment Agreement and shall be deemed the Extension Notice contemplated under Section 2 of the Employment Agreement.

2.           Term. Section 2 of your Employment Agreement is hereby amended to permit the Company to extend your Employment Agreement for periods of either one, two or three years (rather than just one-year or two-year extension periods). To effect this change, the second sentence of Section 2 is hereby amended and restated to read:

“Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), if any, this Agreement and the employment relationship hereunder may be extended for an additional period of one (1) or, if you agree, two (2) or up to three (3) years, subject to earlier termination pursuant to Section 5, (each, an “Additional Term”), in each such case commencing upon the expiration of the Initial Term or the then-current Additional Term, as the case may be, but only if, at least sixty (60) calendar days prior to the expiration of the Initial Term or the then-current Additional Term, as the case may be, the Company shall have given written notice to the Employee of its intention to extend the Term of this Agreement and the time period (one or, if you agree, two or three years) of the extension (the “Extension Notice”).”

The second Additional Term of your Employment Agreement, which commenced on August 16, 2010 and was heretofore scheduled to expire on August 15, 2012, shall be extended until December 31, 2014 (the “Extended Second Additional Term”).

3.           Base Salary. During the course of the Extended Second Additional Term, and pursuant to Section 4.1 of your Employment Agreement, on an annual basis the Compensation Committee shall consider whether to increase your base salary, and such increases, if any, shall take effect on January 1, 2012, January 1, 2013 and January 1, 2014, respectively.

4.           Severance Amount. The modifications made in the calculation of the Severance Amount set forth in your letter agreement dated as of June 4, 2010 remain in full force and effect.

5.           Restricted Stock Units. Concurrent with your execution of this letter agreement, you shall be awarded restricted stock units covering shares of the common stock of Tower International, Inc. (“Tower”) having a Fair Market Value (as defined in Tower’s 2010 Equity Incentive Plan), as of the date of such award, of $1,000,000. The terms of such restricted stock units shall be governed by a restricted stock unit agreement executed contemporaneously with your execution of this letter agreement.

Except as specifically set forth in this letter, all terms of the Employment Agreement shall remain unmodified and in full force and effect.

Please acknowledge your understanding and agreement with the terms set forth in this letter agreement by signing the enclosed copy of this letter agreement and returning it to the undersigned on or before December 31, 2011. If you do not sign and return this letter agreement within the time frame provided, this letter agreement (including, without limitation, the Extension Notice) shall be void and of no force and effect and no such restricted stock units shall be granted.

We look forward to your continued service to the Company.

TOWER INTERNATIONAL, INC.

By:	/s/ Bill Cook
Name: William Cook
Title: Senior Vice President

Agreed and accepted this

20th day of December, 2011

/s/ Miljko Rajkovic
Miljko Rajkovic